                                                                       EXHIBIT 2




                       WINK DAVIS EQUIPMENT COMPANY, INC.

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

                       WINK DAVIS EQUIPMENT COMPANY, INC.







                                TABLE OF CONTENTS



                                                                                                        PAGE


Independent auditors' report                                                                              1



Financial statements:



     Balance sheets                                                                                       2



     Statements of income and retained earnings                                                           3



     Statements of cash flows                                                                             4



     Notes to financial statements                                                                     5 - 10

                   [HABIF, AROGETI & WYNNE, P.C. LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of Wink Davis Equipment Company, Inc.



We have audited the accompanying balance sheets of WINK DAVIS EQUPMENT COMPANY, INC. [a Georgia S-corporation] as of December 31, 1996 and 1995, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WINK DAVIS EQUIPMENT COMPANY, INC. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Habif, Arogeti & Wynne, P.C.

Atlanta, Georgia

June 2, 1997

                       WINK DAVIS EQUIPMENT COMPANY, INC.

                                 BALANCE SHEETS
                                  DECEMBER 31,






                                     ASSETS



                                                                                                     As Restated
                                                                                    1 9 9 6             1 9 9 5
                                                                                 -------------       -----------
Current assets
     Cash and cash equivalents                                                   $    706,472       $    456,489
     Accounts receivable, net of allowance
         for doubtful accounts of $196,689 for 1996
         and $177,661 for 1995                                                      3,357,530          3,327,148
     Current portion of notes receivable                                              138,770            160,542
     Inventories                                                                    2,385,391          1,982,068
     Prepaid expenses                                                                 338,593            329,539
                                                                                   ----------         ----------

         Total current assets                                                       6,926,756          6,255,786
                                                                                    ---------          ---------

Property and equipment, at cost
     Automobiles and trucks                                                           968,081            799,469
     Machinery and equipment                                                          661,076            663,294
     Furniture and fixtures                                                           123,804            115,510
     Leasehold improvements                                                           457,918            430,554
                                                                                   ----------         ----------
                                                                                    2,210,879          2,008,827
     Less accumulated depreciation                                                 [1,521,966]        [1,287,296]
                                                                                   ----------         ----------
                                                                                      688,913            721,531
                                                                                   ----------         ----------

Other assets
     Marketable securities                                                             22,110             17,820
     Notes receivable, net of current portion                                          36,095            171,841
     Cash surrender value of life insurance                                           533,301            454,312
     Non-compete agreement, net of amortization
         of $8,681 for 1996 and $2,917 for 1995                                        16,319             22,083
                                                                                  -----------        -----------

                                                                                      607,825            666,056
                                                                                   ----------         ----------


                                                                                  $ 8,223,494        $ 7,643,373
                                                                                    =========          =========





                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                                                      As Restated
                                                                                     1 9 9 6            1 9 9 5
                                                                                  -------------       -----------

Current liabilities
     Accounts payable                                                             $   807,050       $    922,408
     Accrued commissions                                                              318,175            211,509
     Accrued retirement plan contributions                                            355,673            211,187
     Accrued expenses                                                                 349,406            128,442
     Customer deposits                                                              1,040,056            620,416
     Current portion of note payable                                                   10,178              8,679
     Current portion of deferred expense                                                6,460              6,460
                                                                                 ------------       ------------

         Total current liabilities                                                  2,886,998          2,109,101
                                                                                    ---------          ---------



Long-term liabilities
     Note payable, net of current portion                                              32,979             43,974
     Deferred expenses, net of current portion                                         21,881             28,340
                                                                                  -----------        -----------

                                                                                       54,860             72,314
                                                                                  -----------        -----------



Stockholders' equity
     Common stock, $10 par value, 1,660 shares
         authorized, issued, and outstanding                                           16,600             16,600
     Unrealized gain on marketable securities                                           5,527              1,237
     Retained earnings                                                              5,259,509          5,444,121
                                                                                    ---------          ---------

                                                                                    5,281,636          5,461,958
                                                                                    ---------          ---------



                                                                                   $8,223,494         $7,643,373
                                                                                   ==========         ==========




                   See auditors' report and accompanying notes

                                       -2-





                       WINK DAVIS EQUIPMENT COMPANY, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                        FOR THE YEARS ENDED DECEMBER 31,





                                                                                                    As Restated
                                                                                 1 9 9 6              1 9 9 5
                                                                               ----------           -----------
Sales                                                                         $ 35,940,558          $ 28,149,774

Cost of goods sold, net of purchase discounts
     of $303,625 in 1996 and $198,401 in 1995                                   29,541,239            22,604,375
                                                                                ----------            ----------

         Gross profit                                                            6,399,319             5,545,399

Operating expenses                                                               6,235,602             5,099,242
                                                                               -----------           -----------

              Income from operations                                               163,717               446,157


Other income [expense]                                                             132,651               124,178
                                                                              ------------          ------------

              Net income (Note I)                                                  296,368               570,335

Retained earnings, beginning of year
     as previously reported                                                      5,444,121             5,130,332

Prior period adjustment                                                               -0-                 88,334
                                                                              ------------          ------------
Retained earnings, beginning of year as restated                                 5,444,121             5,218,666

Distributions to shareholders                                                [     480,980]        [     344,880]
                                                                             -------------          ------------

         Retained earnings, end of year                                      $   5,259,509         $   5,444,121
                                                                               ===========           ===========


                   See auditors' report and accompanying notes

                       WINK DAVIS EQUIPMENT COMPANY, INC.
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                Increase [Decrease] In Cash and Cash Equivalents





                                                                                                    As Restated
                                                                                     1 9 9 6          1 9 9 5
Cash flows from operating activities
     Net income                                                                  $    296,368      $    570,335
                                                                                   ----------        ----------
     Adjustments to reconcile net income to cash
         provided by operating activities
              Depreciation and amortization                                           316,487           228,299
              Loss on disposal of property and equipment                               10,494            21,924
              Allowance for doubtful accounts                                          19,028            11,519
              Cash surrender value of life insurance                              [    78,989]      [    64,662]
              Changes in assets and liabilities
                  Decrease [Increase] in accounts receivable                      [    49,410]        1,438,330
                  Payments [Issuance] of notes receivable                             157,518       [   275,551]
                  Increase in inventory                                           [   403,323]      [   312,749]
                  Increase in prepaid expenses                                    [     2,594]      [     7,014]
                  Increase [Decrease] in accounts payable                         [   115,358]          606,147
                  Increase [Decrease] in accrued commissions                          106,666       [    28,068]
                  Increase [Decrease] in accrued retirement plan                      144,486       [   111,105]
                  Increase [Decrease] in accrued expense                              220,964       [   198,865]
                  Increase [Decrease] in customer deposits                            419,640       [   407,699]
                                                                                   ----------        ----------
                      Total adjustments                                               745,609           900,506
                                                                                   ----------        ----------
                           Net cash provided by operating activities                1,041,977         1,470,841
                                                                                    ---------         ---------

Cash flows from investing activities
     Acquisition of property and equipment                                        [   305,243]      [   596,087]
     Proceeds from sale of property and equipment                                       3,725            31,317
     Increase in non-compete agreement                                                    -0-       [    25,000]
     Acquisition of marketable securities                                                 -0-      [     17,820]
                                                                               --------------       -----------
         Net cash used by investing activities                                    [   301,518]      [   607,590]
                                                                                   ----------        ----------

Cash flows from financing activities
     Proceeds from issuance of note payable                                                -0-           54,173
     Payments on line-of-credit                                                            -0-      [   850,000]
     Payments on notes payable                                                     [    9,496]      [    17,540]
     Distributions to shareholder                                                  [  480,980]      [   344,880]
                                                                                    ---------        ----------
         Net cash used by financing activities                                     [  490,476]       [1,158,247]

              Net increase [decrease] in cash and cash
                  equivalents                                                         249,983       [   294,996]

Cash and cash equivalents, beginning of year                                          456,489           751,485
                                                                                    ---------        ----------

              Cash and cash equivalents, end of year                              $   706,472      $    456,489
                                                                                    =========        ==========

SUPPLEMENTAL DISCLSOURES OF CASH FLOW INFORMATION
     Cash paid during the years for
         Interest                                                                 $     8,078      $      16,515




                   See auditors' report and accompanying notes

                       WINK DAVIS EQUIPMENT COMPANY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Nature of Operations:

     The Company is a Georgia corporation, organized on August 1, 1946, to act as a distributor of industrial washing and drying equipment. In 1995, the Company acquired the inventory, fixed assets, and customer lists of Commercial Kitchens, Inc. The division services, installs, and repairs commercial kitchens facilities.

     Inventories:

     Inventories are valued at the lower-of-cost or market with cost determined on the last-in, first-out method for machinery inventory and the first-in, first-out method for parts inventory.

     Investment in Marketable Securities:

     Marketable securities are classified as "available for sale" and are carried at fair value. Unrealized holding gains are reported as a separate component of stockholders' equity.

     Property and Equipment:

     Property and equipment is carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is included in operations.

     Depreciation is provided using both straight-line and accelerated methods over the estimated useful lives of the assets which are as follows:

                 Automobiles and trucks                    3 - 7 years
                 Machinery and equipment                3 - 12.5 years
                 Furniture and fixtures                    5 - 8 years
                 Leasehold improvements                   5 - 10 years

     Cash Equivalents:

     For purposes of financial statement presentation, the Company considers all highly liquid short-term investments with maturities of three months or less to be cash equivalents.

     Concentration of Risk:

     The Company maintains operating funds located in various institutions. The amount on deposit in one institution exceeds the insured limit of $100,000 by approximately $687,000.

                       WINK DAVIS EQUIPMENT COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS [CONTINUED]
                           DECEMBER 31, 1996 AND 1995



A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  [Continued]

     Reclassifications:

     Certain amounts in the 1995 financial statements have been reclassified to conform with the 1996 presentation.

     Non-Compete Agreement:

     A non-compete agreement entered into by the Company during 1995, at a cost of $25,000, is being amortized over the 3 year life of the agreement.

     Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B.   ACCOUNTS RECEIVABLE:

     Accounts receivable consist of the following:




                                                                              As Restated
                                                            1 9 9 6             1 9 9 5
                                                         ------------         -----------
              Trade                                      $ 3,548,181          $ 3,497,180
              Employees                                        6,038                7,629
                                                         ------------         ------------
                                                           3,554,219            3,504,809
              Less allowance for doubtful accounts       [   196,689]         [   177,661]
                                                          ----------           ----------
                                                         $ 3,357,530          $ 3,327,148
                                                           =========            =========


     The maximum accounting loss from the credit risk associated with accounts receivable is the face amount of the receivable less the allowance for doubtful accounts recorded.

C.   NOTES RECEIVABLE:

     The Company enters into agreements to finance certain customer purchases. Notes receivable balances are reflected net of unearned interest of $15,073 and $50,649 for 1996 and 1995, respectively, which is recognized ratably over the terms of the notes.

                       WINK DAVIS EQUIPMENT COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS [CONTINUED]
                           DECEMBER 31, 1996 AND 1995



C.   NOTES RECEIVABLE:

     Interest rates on the notes range from 15% to 22%. Note terms are from 12 to 60 months. Future maturities of these notes are as follows:

                        Current

                  1997              $138,770
                  1998                36,095
                                    --------

                                    $174,865
                                    ========
D.   INVENTORIES:

     Machinery inventory has been stated at the lower-of-cost or market, using the last-in, first-out method [LIFO]. Parts and other inventories have been stated at the lower-of-cost or market, using the first-in, first-out method [FIFO]. At December 31, inventories were as follows:



                                                                    As Restated
                                                     1 9 9 6         1 9 9 5
                                                   ----------       -----------

         Machinery inventory               LIFO    $1,271,249      $   926,183
         Parts and other inventories       FIFO     1,114,142        1,055,885
                                                    ---------        ---------
                                                   $2,385,391       $1,982,068
                                                    =========        =========

E.   NOTE PAYABLE:

     Note payable as of December 31 consists of the following:




                                                        Collateral      1 9 9 6       1 9 9 5
                                                       -----------     ---------     --------
     BMW Financial Services - installment
         note payable in the original amount
         of $54,713, which bears interest at
         6.95% per annum, monthly principal
         and interest payment of $1,071,
         maturity date December 8, 2000.                Automobile     $43,157      $52,653

         Less current portion                                           10,178        8,679
                                                                        ------      -------

         Net long-term portion of note
              payable                                                  $32,979      $43,974
                                                                        ======       ======

                       WINK DAVIS EQUIPMENT COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS [CONTINUED]
                           DECEMBER 31, 1996 AND 1995

E.   NOTE PAYABLE: [Continued]

     The aggregate of the note payable is due as follows:

                  1997              $10,178
                  1998               10,845
                  1999               11,623
                  2000               10,511
                                     ------
                                    $43,157

F.   LINE-OF-CREDIT AGREEMENT:

     The Company has an unsecured line-of-credit which provides for borrowings up to $2,000,000 with an outstanding balance of $-0- at December 31, 1996 and 1995. Advances under this line-of-credit bear interest at the current prime rate less one-eighth of a point.

G.   COMMITMENTS:

     The Company has entered into an agreement with its two largest stockholders to repurchase their shares upon their deaths at a price which is determined annually. Based on the latest determined price per share, the purchase price of the common stock of either of the Company's two largest stockholders would be approximately $2,000,000. At December 31, 1996 and 1995, the Company owned life insurance policies which provide coverage of $2,000,000 for each of the stockholders.

     The Company also has an agreement to purchase all of the stock of the children of the two principal stockholders at the attainment of their twenty-seventh birthday if they are not an employee of the Company. As of December 31, 1996 and 1995, no shares have been purchased under this agreement.

     The Company entered into an agreement to guarantee the repayment of a mortgage note with a balance of approximately $1,134,000 and $834,000 as of December 31, 1996 and 1995, from the Wachovia Bank of Georgia to Davis Brothers Ventures. Davis Brothers Ventures, a partnership consisting of the Company's stockholders, used the proceeds of the loan for acquisition and construction of new office and warehouse facilities which are leased to the Company and others.

H.   OPERATING LEASES:

     The Company leases a vehicle and office and warehouse space for its five locations under non-cancelable operating leases. Four of the locations are leased from partnerships comprised of stockholders of the Company. Total rent expense for the years ended December 31, 1996 and 1995 were approximately $273,055 and $236,786, respectively. The Company paid $312,000 during the years ended December 31, 1996 and 1995 to related party lessors.

                       WINK DAVIS EQUIPMENT COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS [CONTINUED]
                           DECEMBER 31, 1996 AND 1995


H.   OPERATING LEASES: [Continued]

     Total minimum future rental commitments under non-cancelable leases are as follows:

                December 31,        Amount
                ------------      ---------
                  1997             $275,854
                  1998              275,854
                  1999              165,054
                  2000                5,454
                                  ---------
                                   $722,216
                                  =========
I.   OFFICER COMPENSATION:

     The Company paid additional compensation to the President and Vice President of $850,000 in 1996 and $450,000 in 1995.

J.   RETIREMENT PLAN:

     The Company has a qualified profit-sharing plan for substantially all employees. Contributions to a maximum of 15% of eligible participants' compensation are discretionary and are determined by the Board of Directors. For the years ended December 31, 1996 and 1995, contributions to the plan were $355,673 and $211,187, respectively.

     The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 9% of salary income on a pre-tax basis, subject to certain IRS limits. The plan allows for a discretionary matching contribution equal to a percentage of the amount of the salary reduction elected by the employees. There was no employer matching contribution made for 1996 or 1995.

K.   INCOME TAXES:

     Effective July 1, 1990, the Company, with unanimous consent of its shareholders, elected to be treated under the Subchapter "S" regulations of the Internal Revenue Code for income tax purposes. Under those provisions, the Company will not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for their percentage ownership portion of the Company's taxable income and will be required to reflect the income on their individual income tax returns.

L.   MAJOR SUPPLIER:

     The Company acquired approximately 50% of its machinery and parts cost from one major supplier in 1996 and 1995, respectively. The Company does not expect any changes in this long-standing business relationship with the supplier.

                       WINK DAVIS EQUIPMENT COMPANY, INC.
                    NOTES TO FINANCIAL STATEMENTS [CONTINUED]
                           DECEMBER 31, 1996 AND 1995



M.    PRIOR PERIOD ADJUSTMENT:

     Retained earnings at the beginning of 1995 has been adjusted to correct an error in the accumulation of depreciation made in a prior year. The error had no effect on net income for 1995.

     In addition, the accompanying financial statements for 1995 have been restated to correct errors in various accruals not posted to the proper period made in 1995 or prior. The effect of the restatement was to decrease net income by approximately $111,000 for 1995. Retained earnings at the beginning of 1995 has been adjusted for the effects of the restatements on prior years.

N.    SUBSEQUENT EVENTS:

     In April 1997, the Company entered into a non-binding letter of intent with Speizman Industries wherein Speizman will acquire the outstanding stock of the Company. It is anticipated that the sale will be consummate on or around June 30, 1997.